SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No.___________)*


                                 AtriCure, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04963C209
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]    Rule 13d-1(b)

           [ ]    Rule 13d-1(c)

           [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 20


----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 2 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      U.S. Venture Partners VIII, L.P. ("USVP VIII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,286,924 shares, of which 2,194,151 are outstanding shares and 92,773
              SHARES                          are issuable upon the conversion of  warrants; except that Presidio
           BENEFICIALLY                       Management Group VIII, L.L.C. ("PMG VIII"), the general partner of
      OWNED BY EACH REPORTING                 USVP VIII, may be deemed to have sole power to vote these shares, and
              PERSON                          Timothy Connors ("Connors"), Irwin Federman ("Federman"), Winston Fu
               WITH                           ("Fu"), Steven M. Krausz  ("Krausz"), David Liddle ("Liddle"),
                                              Jonathan D. Root ("Root"), Christopher Rust ("Rust") and Philip M.
                                              Young ("Young") the managing members of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,286,924 shares, of which 2,194,151 are outstanding shares and 92,773 are issuable upon the conversion of  warrants; except that PMG VIII, the general partner of USVP VIII, may be deemed to have the sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,286,924
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 3 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP VIII Affiliates Fund, L.P. ("USVP VIII AF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        17,653 shares, of which 16,970 are outstanding and 683 are issuable
              SHARES                          upon the conversion of warrants; except that PMG VIII, the general
           BENEFICIALLY                       partner of USVP VIII AF, may be deemed to have sole power to vote
      OWNED BY EACH REPORTING                 these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust
              PERSON                          and Young, the managing members of PMG VIII, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              17,653 shares, of which 16,970 are outstanding and 683 are issuable upon the conversion of warrants; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust
                                              and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       17,653
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 4 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP Entrepreneur Partners VIII-A, L.P. ("USVP EP VIII-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        22,444 shares, of which 21,575 are outstanding and 869 are issuable
              SHARES                          upon conversion of  warrants; except that PMG VIII, the general
           BENEFICIALLY                       partner of USVP EP VIII-A,  may be deemed to have sole power to vote
      OWNED BY EACH REPORTING                 these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust
              PERSON                          and Young, the managing members of PMG VIII, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              22,444 shares, of which 21,575 are outstanding and 869 are issuable upon conversion of  warrants; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle,
                                              Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       22,444
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 5 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      USVP Entrepreneur Partners VIII-B, L.P. ("USVP EP VIII-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        12,041 shares, of which 11,575 are outstanding and 466 are issuable
              SHARES                          upon conversion of warrants; except that PMG VIII, the general partner
           BENEFICIALLY                       of USVP EP VIII-B, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and
              PERSON                          Young, the managing members of PMG VIII, may be deemed to have shared
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              12,041 shares, of which 11,575 are outstanding and 466 are issuable upon conversion of warrants; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust
                                              and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       12,041
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 6 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Presidio Management Group VIII, L.L.C.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5       SOLE VOTING POWER
             NUMBER OF                       2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              SHARES                         17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by
           BENEFICIALLY                      USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.  PMG
      OWNED BY EACH REPORTING                VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A
              PERSON                         and USVP EP VIII-B, may be deemed to have sole power to vote these
               WITH                          shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and
                                             Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.
                                     ------- -------------------------------------------------------------------------
                                     6       SHARED VOTING POWER
                                             See response to row 5.
                                     ------- -------------------------------------------------------------------------
                                     7       SOLE DISPOSITIVE POWER
                                             2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                             17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by
                                             USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.  PMG
                                             VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and
                                             Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.
                                     ------- -------------------------------------------------------------------------
                                     8       SHARED DISPOSITIVE POWER
                                             See response to row 7.
------------------------------------ ------- -------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 7 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Timothy Connors
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 8 of 22
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Irwin Federman
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 Shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        19.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 9 of 22
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Winston Fu
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              PERSON                          17,653 are directly owned by USVP VIII AF, 22,444 are directly owned
               WITH                           by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 10 of 22
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Steven M. Krausz
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              PERSON                          17,653 are directly owned by USVP VIII AF, 22,444 are directly owned
               WITH                           by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 11 of 22
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                David Liddle
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              PERSON                          17,653 are directly owned by USVP VIII AF, 22,444 are directly owned
               WITH                           by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                  IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 12 of 22
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Jonathan D. Root
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              PERSON                          17,653 are directly owned by USVP VIII AF, 22,444 are directly owned
               WITH                           by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                  IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 13 of 22
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Christopher Rust
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              PERSON                          17,653 are directly owned by USVP VIII AF, 22,444 are directly owned
               WITH                           by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
          CUSIP NO. 04963C209                            13 G                                          Page 14 of 22
----------------------------------------                                        -------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Philip M. Young
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 Shares
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
              PERSON                          17,653 are directly owned by USVP VIII AF, 22,444 are directly owned
               WITH                           by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 Shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,339,062 shares, of which 2,286,924 are directly owned by USVP VIII,
                                              17,653 are directly owned by USVP VIII AF, 22,444 are directly owned by USVP EP VIII-A and 12,041 are directly owned by USVP EP VIII-B.
                                              PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP
                                              VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,339,062
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                          19.4%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                                 IN
------------ --------------------------------------------------------------------------------------------------------

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 15 of 22
-------------------------------------                 --------------------------


ITEM 1(A).        NAME OF ISSUER
                  --------------

                  AtriCure, Inc.

                  ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                               -----------------------------------------------

                  6033 Schumacher Park Drive
                  Cincinnati, OH 45069

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Presidio Management Group VIII, L.L.C., a Delaware limited liability company ("PMG VIII"), U.S. Venture Partners VIII, L.P., a Delaware limited partnership ("USVP VIII"), USVP VIII Affiliates Fund, L.P., a Delaware limited partnership ("USVP VIII AF"), USVP Entrepreneur Partners VIII-A, L.P., a Delaware limited partnership ("USVP EP VIII-A"), U.S. Entrepreneur Partners VIII-B, a Delaware limited partnership ("USVP EP VIII-B"), Timothy Connors ("Connors"), Irwin Federman ("Federman"), Winston Fu ("Fu"), Steven M. Krausz ("Krausz"), David Liddle ("Liddle"), Jonathan D. Root ("Root") Christopher Rust ("Rust") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young are managing members of PMG VIII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE
                  ---------------------------

                  The address for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2735 Sand Hill Road
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP
                  -----------

                  USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B are Delaware limited partnerships. PMG VIII is a Delaware limited liability company. Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                     ---------------------------------------------

                  Common Stock
                  CUSIP # 04963C209

ITEM 3.           Not Applicable.
                  ---------------

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 16 of 22
-------------------------------------                 --------------------------


ITEM 4.           OWNERSHIP
                  ---------

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                      (a)   Amount beneficially owned:
                            --------------------------

                            See Row 9 of cover page for each Reporting Person.

                      (b)   Percent of Class:
                            -----------------

                            See Row 11 of cover page for each Reporting Person.

                      (c)   Number of shares as to which such person has:
                            ---------------------------------------------

                            (i)   Sole power to vote or to direct the vote:
                                  -----------------------------------------

                                  See Row 5 of cover page for each Reporting Person.

                            (ii)  Shared power to vote or to direct the vote:
                                  -------------------------------------------

                                  See Row 6 of cover page for each Reporting Person.

                            (iii) Sole   power  to  dispose  or  to  direct  the
                                  disposition of:
                                  ----------------------------------------------

                                  See Row 7 of cover page for each Reporting Person.

                            (iv) Shared power to dispose or to direct the disposition of:
                                  ----------------------------------------------

                                  See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON.
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, and the limited liability company agreement of PMG VIII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY
                  -------

                  Not applicable.

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 17 of 22
-------------------------------------                 --------------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 18 of 22
-------------------------------------                 --------------------------


                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2006


U.S. VENTURE PARTNERS VIII, L.P.                 /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -----------------------------
Its General Partner                              Signature


                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


USVP VIII Affiliates Fund, L.P.                  /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -------------------------------
Its General Partner                              Signature



                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


USVP Entrepreneur Partners VIII-A, L.P.,         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -------------------------------
Its General Partner                              Signature


                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


USVP Entrepreneur Partners VIII-B- L.P.,         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -------------------------------
Its General Partner                              Signature


                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


PRESIDIO MANAGEMENT GROUP VIII, L.L.C.           /s/ Michael Maher
A Delaware Limited Liability Company             -------------------------------
                                                 Signature

                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


Timothy Connors                                  /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Irwin Federman                                   /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 19 of 22
-------------------------------------                 --------------------------


Winston Fu                                       /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Steven M. Krausz                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


David Liddle                                     /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Jonathan D. Root                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Christopher Rust                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Philip M. Young                                  /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 20 of 22
-------------------------------------                 --------------------------


                                  EXHIBIT INDEX
                                  -------------


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                            22

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 21 of 22
-------------------------------------                 --------------------------


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Atricure, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated:  February 10, 2006


U.S. VENTURE PARTNERS VIII, L.P.                 /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -----------------------------
Its General Partner                              Signature


                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


USVP VIII Affiliates Fund, L.P.                  /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -------------------------------
Its General Partner                              Signature



                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


USVP Entrepreneur Partners VIII-A, L.P.,         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -------------------------------
Its General Partner                              Signature


                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


USVP Entrepreneur Partners VIII-B- L.P.,         /s/ Michael Maher
By Presidio Management Group VIII, L.L.C.        -------------------------------
Its General Partner                              Signature


                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


PRESIDIO MANAGEMENT GROUP VIII, L.L.C.           /s/ Michael Maher
A Delaware Limited Liability Company             -------------------------------
                                                 Signature

                                                 Michael Maher
                                                 -------------------------------
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact*


Timothy Connors                                  /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Irwin Federman                                   /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*

-------------------------------------                 --------------------------
     CUSIP NO. 04963C209                13 G                  Page 22 of 22
-------------------------------------                 --------------------------


Winston Fu                                       /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Steven M. Krausz                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


David Liddle                                     /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Jonathan D. Root                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Christopher Rust                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


Philip M. Young                                  /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.